Exhibit 99.1

Avigen Reports Third Quarter Financial Results

ALAMEDA, Calif., October 27, 2005 -- Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the three and nine months ended September 30, 2005. At September 30, 2005, Avigen had approximately $63 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $67 million at June 30, 2005 and $76 million at December 31, 2004.

Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO stated, “The Company has demonstrated significant progress on a number of fronts during the quarter, especially in advancing our product development strategy.  By building the necessary momentum to move these small molecule candidates through the pipeline, we are coming closer to achieving our goal of becoming a fully integrated pharmaceutical company. Our strategy is to develop our own internal candidates as well as in-license and acquire additional candidates that can add breadth and depth to our pipeline.  We believe that by identifying compounds with documented human use, we will accelerate our progress toward our goal.  I am pleased to say we are on track.”

During the third quarter, the Company promoted its AV411 compound to be its lead development candidate for neuropathic pain.  Avigen’s approach for treating neuropathic pain focuses on the impact of glial cell modulators with anti-inflammatory properties.  AV411 is one such drug and is approved for use outside the United States for non-pain related illnesses.  AV411 is also being evaluated for use for other neurological disorders.

Avigen’s growing experience with small molecule development has also led to the identification of other promising candidates.   Some of the new candidates for drug development that have compelling clinical promise are outside of the company’s main focus on neurological disorders.  One example is AV513, a potential oral compound for hemophilia, which the Company believes could hold significant value for patients suffering from multiple bleeding disorders.

Also during the quarter ended September 30, 2005, the Company completed many of the steps designed to divest itself of its AAV technology.  This included a reduction in total staff count of approximately 19 positions, which resulted in a charge for one-time termination benefits of approximately $655,000.  This action is expected to result in approximately $2.1 million of annual cost savings for personnel-related expenses.  Avigen also continues to take steps to eliminate other legacy gene therapy-related spending and is implementing plans to consolidate its operations in order to sublease portions of its facilities.  During the transition away from gene-therapy research, Avigen remains committed to supporting the continuation of the Parkinson’s disease clinical trial which utilizes one of our AAV-vectors.  As of September 30, 2005, the trial had treated a third subject.

Financial Results
Avigen reported a net loss of $6.8 million, or $0.32 per share, and $21.8 million, or $1.06 per share, respectively, for the three and nine-month periods ended September 30, 2005. We reported a net loss of $6.5 million, or $0.32 per share, and $18.3 million, or $0.90 per share, respectively, for the three and nine-month periods ended September 30, 2004.

Revenues for the quarters ended September 30, 2005 and 2004 were $4,000 and $8,000, respectively, from AAV-related research license fees.

Our total operating expenses for the three months ended September 30, 2005 were $7.1 million, and included a $1.6 million charge related to our intention to sublease a portion of our operating facilities to reduce costs.  Total operating expenses for the three months ended September 30, 2004 were $6.9 million.  Operating expenses related to research and development declined by $1.4 million, or 28 percent, primarily reflecting the reduction in total headcount over the last two years and a decrease in depreciation expenses as a result of the asset impairment charges recognized in the quarters ended June 30 and September 30 2005.

The portion of our facilities associated with the impairment charge included leasehold improvements primarily designed to support our gene therapy programs.  After considering alternative uses for the space, we decided it was not cost effective to re-engineer the rooms and that we would maximize our potential costs savings by seeking to sublease the property.  As a result, at September 30, 2005, we have recorded an impairment charge of $1.6 million to reduce the carrying value of our leasehold improvements to zero. This amount does not impact our cash flows and represents an acceleration of depreciation charges that would have been recognized over the next five years.

Net interest income and other expenses for the quarter ended September 30, 2005 were $334,000, compared with $392,000 in the same quarter of 2004. This decrease reflects the net impact of lower average balances of interest-bearing investments partially offset by an increase in the average yield earned on the portfolio.

For the nine months ended September 30, 2005, Avigen reported revenue of $24,000 and total operating expenses of $22.8 million, including $6.1 million related to impairment of long-lived assets.  For the nine months ended September 30, 2004, we reported revenue of $2.2 million, primarily due to the recognition of deferred revenue upon termination of an AAV related research collaboration, and total operating expenses of $21.7 million.  Our research and development expenses, as well as our general and administrative expenses, were lower in the 2005 period, reflecting lower staff levels, decreases in external spending on preclinical research studies, and other net cost savings.

We expect our operating expenses to decline further in future periods due to our intent to maintain our current staff level of approximately 40 positions and to continue to seek opportunities to consolidate our operations and sublease portions of our facilities. However, as the development of our small molecule candidates mature, and if we are successful with in-licensing or otherwise acquiring other compounds, we would anticipate the need to increase our operating expenses. Under these circumstances, we would intend to seek to raise additional funding through public or private equity financing, when market conditions allow, or through additional collaborative arrangements with corporate partners.

About Avigen
Avigen is a specialty biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain. Guided by a strong management team and supported by sound financials, Avigen’s strategy is to build a robust pipeline through a combination of internal research, acquisitions, and in-licensing with the goal of becoming a fully integrated biopharmaceutical company committed to its small molecule and biologics neurology product development. The company currently has in development two preclinical candidates for neuropathic pain, AV411 and AV333. The lead candidate in development, AV411 is a glial cell modulator with anti-inflammatory properties. An oral drug, it is approved outside of the U.S. for non-pain related illness. AV333 also acts upon neuropathic pain through glial cell attenuation. The compound’s active ingredient is the potent anti-inflammatory protein, IL-10, delivered by intrathecal injection. Additionally, in development is AV513 for the treatment of hemophilia A and B. For more information about Avigen, consult the company website at http://www.avigen.com.

Investors Please Note
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Avigen’s intention to become a fully integrated pharmaceutical company, to divest its proprietary AAV technology, projected savings in personnel costs attributable to workforce reduction, intention to sublease part of it operating facilities, acquire later-stage clinical programs or products and develop an orally delivered compound for the treatment of hemophilia.  These statements are not a guarantee of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include uncertainties related to the timing and completion of the divestiture of its proprietary AAV technology, uncertainties related to the timing and completion of any sublease of our operating facilities and the risks inherent in acquiring clinical programs. In addition, there are many other risks and uncertainties inherent in the development of Avigen’s internal drug development programs. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties associated with the conduct of clinical trials and in Avigen’s operations and business. These risks and uncertainties are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this new release are made as of this date and will not be updated.

-- Financial Results Follow --

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Contact:  Thomas J. Paulson
Chief Financial Officer
Avigen, Inc.
1301 Harbor Bay Parkway,  Alameda, CA 94502
Tel: 510-748-7150
FAX: 510-748-7155
Internet: tpaulson@avigen.com

AVIGEN, INC.
SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended		Six months ended

(In thousands, except shares and per share information)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

	(unaudited)		(unaudited)
Revenue	$4	$8	$24	$2,160
Operating expenses
Research and development	3,599	4,968	10,905	15,030
General and administrative	1,863	1,902	5,755	6,673
Impairment loss related to long-lived assets	1,640	—	6,130	—

Total operating expenses	7,102	6,870	22,790	21,703
Loss from operations	(7,098)	(6,862)	(22,766)	(19,543)
Net interest income and other expense	334	392	965	1,279

Net loss	$(6,764)	$(6,470)	$(21,801)	$(18,264)

Basic and diluted net loss per common share	$(0.32)	$(0.32)	$(1.06)	$(0.90)

Shares used in basic and diluted net loss per common share calculation	20,828,686	20,372,396	20,530,484	20,356,167

CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2005	December 31, 2004

	(unaudited)	(1)
Cash, cash equivalents, available-for-sale securities and restricted investments - current	$52,124	$64,290
Accrued interest and other current assets	1,358	1,151

Total current assets	53,482	65,441
Restricted investments	10,428	11,928
Property and equipment, net	4,251	12,497
Deposits and other assets	478	641

Total assets	$68,639	$90,507

Current liabilities	1,270	1,568
Long-term obligations	9,076	9,064
Stockholders’ equity	58,293	79,875

Total liabilities and stockholders’ equity	$68,639	$90,507

(1) Derived from audited financial statements.